Exhibit 23.7

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Palm, Inc. of our report dated July 16, 2002, except as to Note 11, as to which the date is September 18, 2002 and except as to Notes 3, 5c, 6 and 10, as to which the date is February 11, 2003 relating to the financial statements and financial statement schedule, which appears in Handspring, Inc.’s Annual Report on Form 10-K/A for the year ended June 29, 2002. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

July 3, 2003

San Jose, California.